Exhibit 23.1

Consent of Independent Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-21679) of Sovran Self Storage, Inc.,

(2)	Registration Statement (Form S-8 No. 333-42272) pertaining to the 1995 Award and Option Plan and to the 1995 Outside Directors’ Stock Option Plan,

(3)	Registration Statement (Form S-8 No. 333-42270) pertaining to the Deferred Compensation Plan for Directors of Sovran Self Storage, Inc.,

(4)	Registration Statement (Form S-8 No. 333-73806) pertaining to the 1995 Award and Option Plan,

(5)	Registration Statement (Form S-8 No. 333-107464) pertaining to the 1995 Outside Directors’ Stock Option Plan,

(6)	Registration Statement (Form S-8 No. 333-138937) pertaining to the 2005 Award and Option Plan,

(7)	Registration Statement (Form S-3 No. 333-187351) and related Prospectus of Sovran Self Storage, Inc. for the registration of 3,000,000 shares of its common stock, and

(8)	Registration Statement (Form S-3 No. 333-195592) and related Prospectus of Sovran Self Storage, Inc. for the registration of common stock, preferred stock, warrants, debt securities and units;

of our report dated May 9, 2016, except for Notes 2a and 3 which are as of May 16, 2016 and Notes 2b and 20 which are as of May 31, 2016 relating to the Consolidated Financial Statements of LifeStorage LP as of December 31, 2015 and 2014 and for each of the years in the three year period ended December 31, 2015, which appears in Sovran Self Storage, Inc.’s Current Report on Form 8-K dated June 13, 2016, filed with the Securities and Exchange Commission.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA LLP

San Francisco, California

June 10, 2016